Exhibit 10.75
Amendment to the Employment Agreement
Between NationsHealth, Inc. and Joshua Weingard
THIS AMENDMENT is dated as of December 23, 2008, between NationsHealth, Inc., a Delaware corporation (the “Company”), and Joshua Weingard (the “Employee”).
WHEREAS, the Company and the Employee are parties to an employment agreement dated December 26, 2006 (the “Employment Agreement”);
WHEREAS, the Internal Revenue Service has issued final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Employee and the Company have agreed to amend the Employment Agreement as set forth below in order to comply with the Section 409A final regulations.
NOW, THEREFORE, the Company and the Employee amend the Employment Agreement, effective as of January 1, 2009 as follows:
1.	The following sentence is added after the first sentence of Section 3(c):

“Any bonus shall be paid by the Company in the calendar year immediately following the completion of the performance period as soon as practicable following the completion of the audit of the Company’s financial statements, but in no event later than December 31st of such year.”
2.	The following is added at the end of Section 4(d):

“within 90 days after Employee incurs such expenses. Reimbursement will be made within 90 days of the receipt by the Company of the appropriate documentation.”
3.	The following sentence replaces the second sentence of Section 5(b):

“Subject to Section 5(f) and compliance with Section 7, and provided that the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1), Employee shall be entitled to all of the following benefits:”
4.	The word “elect” replaces the phrase “are eligible to receive” the first time it appears in Section 5(b)(ii).

5.	The following new Section 5(f) is added to Section 5 of the Employment Agreement, and the existing Section 5(f) is relabeled Section 5(g):

“(f) Any payments or benefits made or provided pursuant to Section 5 (other than Accrued Compensation) are subject to the Employee’s delivery to the Company of an executed general release agreement (the “Release”) in a form reasonably acceptable to the Company within 21 days of presentation thereof by the Company to the Employee (which presentation by the Company shall be made no later than two (2) business days following the date of employment termination), which is not subsequently revoked.

Notwithstanding the due date of any post-employment payments, any amounts or benefits due following an Employee’s employment termination under this Agreement (other than Accrued Compensation) shall not be due until after the expiration of any revocation period applicable to the Release without the Employee having revoked such Release. If the Employee fails to return an executed Release to the Company within such 21-day period, or the Employee subsequently revokes such timely release, the Company shall not have any obligation to pay any amounts or benefits under Section 5(b) of this Agreement. Nevertheless (and regardless of whether the Release has been executed by the Employee), upon any termination of Employee’s employment, Employee shall be entitled to receive any Accrued Compensation, payable within thirty (30) days after the date of termination of employment or in accordance with the applicable plan, program or policy.”
6.	Except as expressly modified by the terms of this Amendment, the provisions of the Employment Agreement shall continue in full force and effect.
7.	This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.
8.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to its conflicts of law principles.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the day and year first written above.

NationsHealth, Inc.

By:	/s/ Tim Fairbanks

Its:	Chief Operating Officer

Employee

By:	/s/ Joshua Weingard